Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Mark R. Holden
(765) 771-5310

WABASH NATIONAL CORPORATION
RECEIVES WAIVER FROM ITS LENDERS

     LAFAYETTE, INDIANA – February 28, 2003 — Wabash National Corporation (NYSE: WNC) announced today it has received a waiver for noncompliance with its financial covenants through April 15, 2003 from its lenders. The waiver was approved by 100% of the Company’s lenders.

     Commenting on these developments, Mark R. Holden, Senior Vice President and Chief Financial Officer, stated, “We are in constant dialogue with our lenders who continue to work with the Company and support our efforts in building a stronger and more flexible capital structure. This waiver provides the Company and our lenders with time needed to develop and document a new set of covenants for the remainder of 2003. We remain focused on reducing debt and improving the financial condition of the Company. We continue to pay down debt as quickly as possible and have paid down another $18.5 million of our indebtedness during 2003.”

     “The waiver is applicable only through April 15, 2003. Discussions with our lenders continue regarding the Company’s performance, its outstanding indebtedness and related financial covenants for the remainder of 2003 and beyond. In the event these discussions are not successful, there will be a profound impact on the balance sheet as a result of the need to record various debt obligations, totaling approximately $347 million, as current liabilities on the Company’s balance sheet and would likely have an effect on our future operating results because the Company would be constrained from a liquidity perspective and customer and supplier relationships would likely be disrupted. We are optimistic that this will be avoided by the successful completion of the discussions with our lenders.”

     Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash™ and Fruehauf® brands. The Company believes it is one of the world’s largest manufacturers of truck trailers, the leading manufacturer of composite trailers and through its RoadRailer® products, the leading manufacturer of bimodal vehicles. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf® and Pro-Par® brand products with locations throughout the U.S. and Canada.

     This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages of raw materials, availability of capital, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports filed with the Securities and Exchange Commission.